Exhibit 99.1

FOR IMMEDIATE RELEASE
November 7, 2018
Media Contact:
Christi Woodworth, APR
Vice President of Public Relations
christi.woodworth@sonicdrivein.com

SONIC Announces Leadership Transition

OKLAHOMA CITY – SONIC Corp. (NASDAQ: SONC), the nation’s largest chain of drive-in restaurants, today announced that Chairman and Chief Executive Officer, Cliff Hudson, will retire and that President Claudia San Pedro will lead the company, effective as of the closing of SONIC’s proposed acquisition by Inspire Brands (“Inspire”), which is expected to occur in December, subject to shareholder approval. Mr. Hudson will assist with the transition, serving as Senior Advisor to SONIC until March 2019. Following completion of the transaction, Ms. San Pedro will report to Inspire Chief Executive Officer Paul Brown and will serve as part of the Inspire executive team.

Mr. Hudson is a 34-year veteran of SONIC, joining as assistant general counsel in 1984.  Appointed as CEO in 1995, Hudson led the brand’s growth from nearly 1,500 drive-ins in 27 states with systemwide sales of $905 million to 3,600 drive-ins in 45 states and systemwide sales of $4.5 billion. Only SONIC’s founder, Troy Smith Sr., led the company for a longer period of time (1953-1983). During Mr. Hudson’s leadership tenure, SONIC has become recognized as a champion for diversity and inclusion as well as a strong supporter of public education and community organizations across the state and nation.

“Only two men, Troy Smith and Cliff Hudson, have led SONIC through most of its 65 years. My dad bought a small, walkup root beer stand in 1953 in Shawnee, Oklahoma; out of that SONIC was born with its canopies, speakers, carhops and, at the center of it all, franchisees,” said Leslie Smith Baugh, Troy Smith’s daughter who is still engaged in the SONIC business through real estate.  “Cliff, while maintaining the values and traditions, took SONIC to a place of national recognition in the restaurant world. Both men were devoted to SONIC and it took both of them for the company to be the success it is today. My dad would want me to thank Cliff for his years of service in making SONIC America's Drive-In. He would also want me to acknowledge the kind, thoughtful relationship he and his wife, Leslie, have had with our family.”

“It has been a great honor and privilege to lead, build and grow SONIC into the incredible brand it is today together with our dedicated franchisees and employees,” said Mr. Hudson. “Leading the company and brand Troy Smith founded 65 years ago has been the pleasure of a lifetime, and I know he would be proud of the growth that both the company and our franchisees have achieved.

“I am delighted that Inspire has selected Claudia to continue as President. She has shown terrific leadership and deep strategic insight throughout her roles at the company, and I’m confident that she is the right person to lead SONIC going forward. I look forward to supporting Claudia and the team through the transition and watching SONIC succeed for many years to come.”

“Leading SONIC into its next chapter and continuing the great work of Cliff, our franchisees and company employees is an incredible honor,” said Ms. San Pedro. “Cliff has set an extraordinary example in driving innovation and long-term business performance, while also fostering a culture of collaboration and compassion. I am excited to work with both the SONIC and Inspire teams to build on our momentum and to continue delivering unparalleled experiences and innovative menu items to our valued guests.”

Ms. San Pedro was named President of SONIC in January 2018 and has served in various leadership roles at the company throughout her 12-year tenure. She joined SONIC in 2006 as Treasurer and was subsequently promoted to Vice President of Investor Relations. In 2015, she was named Chief Financial Officer, where she led all financial strategies for the company as well as the brand’s relationship with the financial community. Prior to SONIC, she served as the director for the Oklahoma Office of State Finance.

“Cliff is a remarkable leader and visionary whose accomplishments at SONIC and the restaurant industry have long been admired,” said Paul Brown, Chief Executive Officer of Inspire Brands. “As Sonic begins this exciting new chapter, I’m confident that Claudia will continue the brand’s strong momentum. Claudia’s skill and vision are well respected within our industry, and I look forward to working with her to ensure that SONIC has the capabilities and resources it needs for long-term growth.”

About SONIC, America’s Drive-In

SONIC, America's Drive-In is the nation's largest drive-in restaurant chain serving approximately 3 million customers every day. Ninety-five percent of SONIC’s more than 3,600 drive-ins are owned by local business men and women. For 65 years, SONIC has delighted guests with signature menu items, 1.3 million drink combinations and friendly service by iconic Carhops. Since the 2009 launch of SONIC's Limeades for Learning philanthropic campaign in partnership with DonorsChoose.org, SONIC has donated $11.7 million to public school teachers nationwide to fund essential learning materials and innovative teaching resources to inspire creativity and learning in their students. To learn more about SONIC Corp. (NASDAQ/NM: SONC), please visit SONICdrivein.com and please visit or follow us on Facebook, Twitter and Instagram. To learn more about SONIC's Limeades for Learning, please visit LimeadesforLearning.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This communication contains “forward-looking statements” within the meaning of the U.S. federal securities laws. Such statements include statements concerning anticipated future events and expectations that are not historical facts. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Actual results may vary materially from those expressed or implied by forward-looking statements based on a number of factors, including, without limitation: (1) risks related to the consummation of the merger, including the risks that (a) the merger may not be consummated within the anticipated time period, or at all, (b) the parties may fail to obtain shareholder approval of the merger agreement, (c) other conditions to the consummation of the merger under the merger agreement may not be satisfied, and (d) the significant limitations on remedies contained in the merger agreement may limit or entirely prevent Sonic Corp. from specifically enforcing Inspire Brands, Inc.’s obligations under the merger agreement or recovering damages for any breach by Inspire Brands, Inc.; (2) the effects that any termination of the merger agreement may have on Sonic Corp. or its business, including the risks that (a) Sonic Corp.’s stock price may decline significantly if the merger is not completed, (b) the merger agreement may be terminated in circumstances requiring Sonic Corp. to pay Inspire Brands, Inc. a termination fee, or (c) the circumstances of the termination, including the possible imposition of a 12-month tail period during which the termination fee could be payable upon certain subsequent transactions, may have a chilling effect on alternatives to the merger; (3) the effects that the announcement or pendency of the merger may have on Sonic Corp. and its business, including the risks that as a result (a) Sonic Corp.’s business, operating results or stock price may suffer, (b) Sonic Corp.’s current plans and operations may be disrupted, (c) Sonic Corp’s ability to retain or recruit key employees may be adversely affected, (d) Sonic Corp.’s business relationships (including, customers, franchisees and suppliers) may be adversely affected, or (e) Sonic Corp’s management’s or employees’ attention may be diverted from other important matters; (4) the effect of limitations that the merger agreement places on Sonic Corp’s ability to operate its business, return capital to shareholders or engage in alternative transactions; (5) the nature, cost and outcome of pending and future litigation and other legal proceedings, including any such proceedings related to the merger and instituted against Sonic Corp. and others; (6) the risk that the merger and related transactions may involve unexpected costs, liabilities or delays; (7) other economic, business, competitive, legal, regulatory, and/or tax factors; and (8) other factors described under the heading “Risk Factors” in Part I, Item 1A of Sonic Corp.’s Annual Report on Form 10-K for the fiscal year ended August 31, 2018, as updated or supplemented by subsequent reports that Sonic Corp. has filed or files with the SEC. Potential investors, shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Neither Inspire Brands, Inc. nor Sonic Corp. assumes any obligation to publicly update any forward-looking statement after it is made, whether as a result of new information, future events or otherwise, except as required by law.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. This communication may be deemed to be solicitation material in respect of the proposed merger between Inspire Brands, Inc. and Sonic Corp. In connection with the proposed transaction, on November 5, 2018, Sonic Corp. filed with the Securities and Exchange Commission (“SEC”) and mailed to shareholders a definitive proxy statement. SHAREHOLDERS OF SONIC CORP. ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO AND ANY DOCUMENTS INCORPORATED BY REFERENCE THEREIN) AND OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE PROPOSED TRANSACTION THAT SONIC CORP. WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. Shareholders and investors may obtain free copies of the definitive proxy statement and other documents filed by Sonic Corp. at the SEC’s web site at www.sec.gov. Copies of the definitive proxy statement and the filings that are or will be incorporated by reference therein may also be obtained, without charge, at https://ir.sonicdrivein.com/ or by contacting Sonic Corp.’s Investor Relations at (405) 225-5000.

Before making any voting or investment decisions with respect to the proposed transaction or any of the other matters with respect to which shareholders of Sonic Corp. will be asked to vote pursuant to the proxy statement, shareholders are urged to read the definitive proxy statement (including any amendments or supplements thereto and any documents incorporated by reference therein) and other documents filed with the SEC by Sonic Corp. when they become available.

PARTICIPANTS IN SOLICITATION

Sonic Corp. and its directors, executive officers and certain employees, may be deemed, under SEC rules, to be participants in the solicitation of proxies in respect of the proposed merger. Information regarding Sonic Corp.’s directors and executive officers is available in its proxy statement for its 2018 annual meeting of shareholders, filed with the SEC on December 18, 2017 and its annual report for the fiscal year ended August 31, 2018, filed with the SEC on Form 10-K on October 23, 2018. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the definitive proxy statement and other relevant materials to be filed with the SEC (when they become available). These documents can be obtained free of charge from the sources indicated above.

SONC-F

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